MACKENZIE REALTY CAPITAL, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:  MacKenzie Realty Capital, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND:  The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I
INCORPORATOR

Charles Patterson, whose address is 1640 School Street, Moraga, California 94556, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on January 27, 2012.

ARTICLE II
NAME

The name of the corporation (the “Corporation”) is:

MacKenzie Realty Capital, Inc.

ARTICLE III
PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.  For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code or any successor provisions.

ARTICLE IV
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o Cogency Global Inc., 1519 York Road, Lutherville, MD 21093.  The name of the resident agent of the Corporation in the State of Maryland is Cogency Global Inc., 1519 York Road, Lutherville, MD 21093.  The resident agent is a Maryland corporation.

ARTICLE V
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1  Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation initially shall be four, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).  The names of the directors who shall serve until their successors are duly elected and qualify are:

Charles Patterson
Tim Dozois
Tom Frame
Kjerstin Hatch

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

Section 5.2  Extraordinary Actions.  Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3  Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend or for the purpose of qualifying as a REIT under the Code), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4  Preemptive and Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5  Indemnification and Advance of Expenses.  The Corporation shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.  The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advance of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 5.6  Determinations by Board.  The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock:  the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid‑in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7  REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.8  Removal of Directors.  Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.  For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9  Corporate Opportunities.  The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more directors or officers of the Corporation.

Section 5.10  Adviser Agreements.  The Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

ARTICLE VI
STOCK

Section 6.1  Authorized Shares.  The Corporation has authority to issue 100,000,000 shares of stock, consisting of 80,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $10,000.00.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2  Common Stock.  Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote.  The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3  Preferred Stock.  The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time into one or more classes or series of stock.

Section 6.3.1  Series A Preferred Stock.  2,000,000 shares of Preferred Stock are classified as Series A Preferred Stock of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth on Annex A hereto.

Section 6.3.2  Series B Preferred Stock.  2,000,000 shares of Preferred Stock are classified as Series B Preferred Stock of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth on Annex B hereto.

Section 6.4  Classified or Reclassified Shares.  Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall:  (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”).  Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5  Action by Stockholders.  Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.6  Charter and Bylaws.  The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws.  The Board of Directors shall have the exclusive power to amend or repeal the Bylaws and to make new Bylaws.

Section 6.7  Distributions.  Except as may otherwise be provided in the terms of any class or series of Preferred Stock, in determining whether a distribution (other than upon liquidation, dissolution or winding up) is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution, shall not be added to the Corporation’s total liabilities.

Section 6.8  Quorum.  Unless the Board has provided otherwise in the Bylaws, the presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable statutes, regulatory requirements or the Charter, requires approval by a separate vote of one or more series or classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast by holders of shares of each series or class entitled to vote as a series or class on the matter shall constitute a quorum.

ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1  Definitions.  For the purpose of this Article VII, the following terms shall have the following meanings:
Aggregate Stock Ownership Limit.  The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter.
Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock.  The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Common Stock Ownership Limit.  The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter.
Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
Excepted Holder.  The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.
Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.7, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.
Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.  The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq or, if such Capital Stock is not listed or admitted to trading on the Nasdaq, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

Nasdaq.  The term “Nasdaq” shall mean the Nasdaq Capital Market.
Person.  The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.
Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.
Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.
Trust.  The term “Trust” shall mean any trust provided for in Section 7.3.1.
Trustee.  The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.
Section 7.2  Capital Stock.
Section 7.2.1  Ownership Limitations.  Prior to the Restriction Termination Date, but subject to Section 7.4:

(a) Basic Restrictions.
(i)  (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
(ii)  No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
(iii)  Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
(b) Transfer in Trust.  If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),
(i)  then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii)(rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or
(ii)  if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
(iii) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2  Remedies for Breach.  If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.
Section 7.2.3  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
Section 7.2.4  Owners Required To Provide Information.  Prior to the Restriction Termination Date:
(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and
(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Section 7.2.5  Remedies Not Limited.  Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s status as a REIT.

Section 7.2.6  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Directors may determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it.  In the event Section 7.2 or Section 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.  Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.
Section 7.2.7  Exceptions.
(a) Subject to Section 7.2.1(a)(ii) and upon receipt of such representations and agreements as the Board of Directors may require, the Board of Directors, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person.
(b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering, forward sale or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, forward sale or private placement.
(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, (2) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns shares of Capital Stock in excess of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit or (3) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit.

Section 7.2.8  Increase or Decrease in Common Stock Ownership or Aggregate Stock Ownership Limits.  Subject to Section 7.2.1(a)(ii) and this Section 7.2.8, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons.  No decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such person on the date the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit.  No increase to the Common Stock Ownership Limit or Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock.
Section 7.2.9  Legend.  Each certificate for shares of Capital Stock, if certificated, shall bear substantially the following legend:
The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons.  Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation.  If any of the restrictions on transfer or ownership provided in (i), (ii) or (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, if the ownership restrictions provided in (iv) above would be violated or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge.  Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, the certificate or any notice in lieu of a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.
Section 7.3  Transfer of Capital Stock in Trust.
Section 7.3.1  Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.
Section 7.3.2  Status of Shares Held by the Trustee.  Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3  Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.
Section 7.3.4  Sale of Shares by Trustee.  Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust.  The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5  Purchase Right in Stock Transferred to the Trustee.  Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII.  The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.
Section 7.3.6  Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.
Section 7.4 Nasdaq Transactions.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the Nasdaq or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.
Section 7.5 Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
Section 7.6 Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII
AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.  Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
ARTICLE IX
LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
THIRD:  The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.  The total number of shares of stock that the Corporation has authority to issue has not been changed by the foregoing amendment and restatement of the charter.
FOURTH:  The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.
FIFTH:  The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.
SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.
SEVENTH:  The undersigned officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 9th day of January, 2025.

ATTEST: MACKENZIE REALTY CAPITAL, INC.

/s/ Chip Patterson                               By: /s/ Robert Dixon
Chip Patterson, Secretary                     Robert Dixon, President

ANNEX A
SERIES A PREFERRED STOCK
(1)  Designation and Number.  A series of Preferred Stock, designated as the “Series A Preferred Stock” (the “Series A Preferred Stock”), is hereby established.  The par value of the Series A Preferred Stock is $0.0001 per share.  The number of shares of Series A Preferred Stock is 2,000,000.  The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series A Preferred Stock shall be subject in all cases to the provisions of Article VII of the Charter regarding limitations on ownership and transfer of the Corporation’s equity securities.
(2)  Definitions.  For purposes of the Series A Preferred Stock, the following terms shall have the respective meanings indicated below.
(a)  Acquisition Date.  The term “Acquisition Date” shall have the meaning as provided in Section 9 herein.
(b)  Business Day. The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of Maryland are required to close.
(c)  Common Stock.  The term “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.
(d)  Conversion Amount.  The term “Conversion Amount” shall have the meaning as provided in Section 8 herein.
(e)  Conversion Date.  The term “Conversion Date” shall have the meaning as provided in Section 8 herein.
(f)  Conversion Notice.  The term “Conversion Notice” shall have the meaning as provided in Section 8 herein.
(g)  Conversion Right.  The term “Conversion Right” shall have the meaning as provided in Section 8 herein.
(h)  Dividend Payment Date.  The term “Dividend Payment Date” shall have the meaning as provided in Section 4 herein.
(i)  Dividend Period.  The term “Dividend Period” shall mean the respective period commencing on and including the first day of each fiscal quarter of the Corporation and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed or otherwise acquired by the Corporation).
(j)  Dividend Record Date.  The term “Dividend Record Date” shall have the meaning as provided in Section 4 herein.

(k)  Early Redemption Period.  The term “Early Redemption Period” shall mean any time on or after January 1, 2023.
(l)  Junior Stock.  The term “Junior Stock” shall have the meaning as provided in Section 3 herein.
(m)  Parity Stock.  The term “Parity Stock” shall have the meaning as provided in Section 3 herein.
(n)  Purchase Price.  The term “Purchase Price” shall have the meaning as provided in Section 5 herein.
(o)  Special Redemption Event.  The term “Special Redemption Event” shall mean the date upon which the shares of Common Stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
(p)  Senior Stock.  The term “Senior Stock” shall have the meaning as provided in Section 3 herein.
(q)  Series A Preferred Stock.  The term “Series A Preferred Stock” shall have the meaning as provided in Section 1 herein.
(3)  Ranking.  The Series A Preferred Stock shall, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank:  (a) senior to all classes or series of Common Stock and to any other class or series of stock of the Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series A Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (together with the Common Stock, the “Junior Stock”); (b) on a parity with any class or series of stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series A Preferred Stock with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation which rank senior to the Series A Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Senior Stock”).
(4)  Dividends.
(a)  Subject to the preferential rights of the holders of Senior Stock to the Series A Preferred Stock as to dividends, holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 6.0% per annum of $25.00 per share (equivalent to a fixed annual rate of $1.50 per share).  The dividends on each share of Series A Preferred Stock shall be cumulative from the first date on which such share of Series A Preferred Stock is issued or the end of the most recent Dividend Period for which dividends on the Series A Preferred Stock (including such share) have been aggregated and paid and shall be payable quarterly in arrears on or before the fifteenth day of the month following the last day of the applicable quarter, or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”).  Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be the 15th day of each calendar month in the quarter preceding the applicable Dividend Payment Date or such other date or dates designated by the Board of Directors for the determination of the holders of Series A Preferred Stock entitled to receive dividends (each, a “Dividend Record Date”).

(b)  No dividends on the Series A Preferred Stock shall be authorized by the Board of Directors or declared and paid or declared and set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
(c)  Notwithstanding the foregoing Section 4(b), dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board of Directors or declared by the Corporation.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any class or series of Parity Stock, all dividends declared upon the Series A Preferred Stock and any class or series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Preferred Stock and such class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.
(d)  Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment (for purposes of these terms of the Series A Preferred Stock, “set apart for payment” shall mean the Corporation has determined it has sufficient cash available to pay such declared dividends) for all past Dividend Periods that have ended, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock).  Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.  Accrued but unpaid dividends on the Series A Preferred Stock shall accrue as of the Dividend Payment Date on which they first become payable.

(5)  Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series A Preferred Stock with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a liquidation preference of $25.00 per share (the “Purchase Price”), plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series A Preferred Stock and the liquidation preference on the shares of any class or series of Parity Stock, all assets distributed to the holders of the Series A Preferred Stock and any class or series of Parity Stock shall be distributed pro rata so that the amount of assets distributed per share of Series A Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series A Preferred Stock and such class or series of Parity Stock bear to each other.  After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.  The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.  In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Stock.
(6)  Optional Redemption.
(a)  The Corporation may, at its option during the Early Redemption Period, redeem shares of Series A Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date. Notwithstanding the foregoing, in the event of a redemption of shares of Series A Preferred Stock after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.

(b)  The Early Redemption Date shall be selected by the Corporation and shall be not less than 15 nor more than 60 days after the date on which the Corporation sends notice of the redemption.  Such notice shall be sent by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation and shall state:  (i) the redemption date; (ii) the redemption price payable on the redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the redemption price or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (iii) that dividends on the shares to be redeemed shall cease to accrue on such redemption date.  If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.
(c)  If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall redeem those shares pro rata unless the Board of Directors elects to provide the holders of such shares a “first come, first serve” redemption option.
(d)  If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon.  No further action on the part of the holders of such shares shall be required.
(e)  Unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series A Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock).

(7)  Redemption Upon Special Redemption Event.
(a)  In connection with a Special Redemption Event, the Corporation may, at its option, elect to redeem the Series A Preferred Stock for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date.
(b)  If the funds necessary for the redemption of Series A Preferred Stock pursuant to this Section 7 have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock to be redeemed, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series A Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon.  No further action on the part of the holders of such shares shall be required. Notwithstanding anything to the contrary set forth above, in the event of a redemption of shares of Series A Preferred Stock pursuant to this Section 7 after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares to be redeemed shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.
(8) Conversion.
(a)  Subject to and upon receipt of a notice of redemption from the Corporation that it intends to redeem the Series A Preferred Stock pursuant to Section 6, a holder of any share or shares of Series A Preferred Stock shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series A Preferred Stock (the “Conversion Right”), subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock as follows: each holder of Series A Preferred Stock shall be entitled to elect to receive in lieu of the Purchase Price plus all accrued and unpaid dividends (the “Conversion Amount”), the number of shares of common stock equal to the Conversion Amount divided by $10.25.  Such holder shall surrender to the Corporation such shares of Series A Preferred Stock to be converted in accordance with the provisions in paragraph (b) of this Section 8.
(b) (i)  To exercise the Conversion Right as set forth in Section 8(a), a holder of the Series A Preferred Stock must surrender to the Corporation at its principal office or at the office of the transfer agent of the Corporation, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series A Preferred Stock to be converted accompanied by a written notice stating that the holder of Series A Preferred Stock elects to convert all or a specified whole number of those shares in accordance with this Section 8(b) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued (“Conversion Notice”).  Such Conversion Notice must be received by the Corporation no later than one Business Day prior to the redemption date to be effective.  In case the notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the holder of Series A Preferred Stock, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names.  Other than those transfer taxes payable pursuant to the preceding sentence, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the shares of Series A Preferred Stock.

(ii)  As promptly as practicable after the surrender of the certificate or certificates for the shares of Series A Preferred Stock in accordance with Section 8(b)(i), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order, (a) the certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series A Preferred Stock being converted, or the holder’s transferee, shall be entitled and (b) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled in cash.
(iii)  Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series A Preferred Stock to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series A Preferred Stock being converted shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate, and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.
(9)  Repurchase.
(a)  Upon the written request of a holder of shares of Series A Preferred Stock, the Corporation may, at the sole discretion of the Board of Directors, repurchase the Series A Preferred Shares held by such stockholder as follows:
(i)  Beginning on the day a holder acquires their shares of Series A Preferred Stock (the “Acquisition Date”) and continuing for a one-year period, the purchase price for any shares repurchased pursuant to this Section 9(i) will be equal to 88% of the Purchase Price for the Series A Preferred Stock (or $22 per share);
(ii)  Beginning on the first anniversary of the Acquisition Date and continuing for a one-year period, the purchase price for any shares repurchased pursuant to this Section 9(ii) will be equal to 91% of the Purchase Price for the Series A Preferred Stock (or $22.75 per share);
(iii)  Beginning on the second anniversary of the Acquisition Date and continuing for a one-year period, the purchase price for any shares repurchased pursuant to this Section 9(iii) will be equal to 94% of the Purchase Price for the Series A Preferred Stock (or $23.50 per share);
(iv)  Beginning on the third anniversary of the Acquisition Date and continuing for a one-year period, the purchase price for any shares repurchased pursuant to this Section 9(iv) will be equal to 97% of the Purchase Price for the Series A Preferred Stock (or $24.25 per share); and
(v)  Beginning on the fourth anniversary of the Acquisition Date and thereafter, the purchase price for any shares repurchased pursuant to this Section 9(v) will be equal to 100% of the Purchase Price for the Series A Preferred Stock (or $25.00 per share).

(b)  Notwithstanding the above and subject to the sole discretion of the Board of Directors, in the case of the death or complete disability of a holder of Series A Preferred (but not for general redemption requests), for the period beginning on the second anniversary of the Acquisition Date and thereafter, the purchase price for any shares of Series A Preferred Stock repurchased pursuant to this Section 9(b) will be equal to 100% of the Purchase Price for the Series A Preferred Stock (or $25.00 per share).
(c)  Further, a holder of Series A Preferred Stock may request that any repurchase be funded with shares of Common Stock pursuant to the terms of the Conversion Right. That is, if pursuant to the above, the holder requests repurchase, such repurchase may be paid, at the holder’s request, in shares of Common Stock at a price of $10.25 per share, subject to availability of an exemption from registration under the Securities Act of 1933, as amended, or an effective registration statement.
(d)  Notwithstanding the above, if at the time a holder requests repurchase pursuant to Section 9(a) the Corporation is listed on a national securities exchange or an over-the-counter market as reported by OTC Markets Group, Inc. or another similar organization, the Corporation may, in its sole discretion, elect to pay such repurchase (i) in cash pursuant to Section 9(a)(i)-(v) or (ii) in shares of Common Stock based on the volume weighted average price per share of Common Stock for the twenty (20) trading days prior to the repurchase date.
(10) Voting Rights.
(a)  Holders of Series A Preferred Stock will not have any voting rights, except as set forth in this Section 10.
(b)  So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock:  (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of Shares expressly designated ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or reclassify any authorized shares of Shares into any such shares, or create, authorize or issue any obligations or security exchangeable or convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter (including these terms of the Series A Preferred Stock), whether by merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (provided that if the amendment does not affect equally the rights, preferences, privileges or voting powers of the Series A Preferred Stock, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required); provided, however, that with respect to the occurrence of a merger, consolidation, transfer or conveyance of substantially all our assets, so long as (a) the Series A Preferred Stock remain outstanding with the terms thereof materially unchanged (taking into account that the Corporation may not be the surviving entity), or (b) the holders of the Series A Preferred Stock receive equity securities with rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Stock, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series A Preferred Stock.

(11)  Status of Redeemed Series A Preferred Stock.  All shares of Series A Preferred Stock redeemed or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Stock, without designation as to class or series.
(12)  Assignability.  The Corporation shall have the right, at any time, to assign the obligations of the Series A Preferred Stock to a separate corporation provided that such corporation becomes the successor in interest to the Corporation.

ANNEX B

SERIES B PREFERRED STOCK

(1)  Designation and Number.  A series of Preferred Stock, designated as the “Series B Preferred Stock” (the “Series B Preferred Stock”), is hereby established.  The par value of the Series B Preferred Stock is $0.0001 per share. The number of shares of Series B Preferred Stock is 2,000,000.  The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series B Preferred Stock shall be subject in all cases to the provisions of Article VII of the Charter regarding limitations on ownership and transfer of the Corporation’s equity securities.

(2)  Definitions.  For purposes of the Series B Preferred Stock, the following terms shall have the respective meanings indicated below.

(a)  Accrued Dividend.  The term “Accrued Dividend” shall have the meaning as provided in Section 4 herein.

(b)  Accrued Dividend Payment Date.  The term “Accrued Dividend Payment Date” shall have the meaning as provided in Section 4 herein.

(c)  Accrued Dividend Period.  The term “Accrued Dividend Period” shall mean the respective period commencing on and including the first day of each fiscal quarter of the Corporation following the fiscal quarter with respect to which the most recent Accrued Dividend Payment Date has occurred and ending on and including the day preceding the first day of the next succeeding Accrued Dividend Period (other than the initial Accrued Dividend Period and the Accrued Dividend Period during which any shares of Series B Preferred Stock shall be redeemed or otherwise acquired by the Corporation).

(d)  Accrued Dividend Record Date.  The term “Accrued Dividend Record Date” shall have the meaning as provided in Section 4 herein.

(e)  Accrued Preference Value.  The term “Accrued Preference Value” shall mean, for each outstanding share of Series B Preferred Stock, the sum of (i) $25.00 per share of Series B Preferred Stock plus (ii) an amount equal to the sum of any accrued and unpaid Current Dividends and Accrued Dividends per Series B Preferred Share (whether or not authorized or declared) thereon to and including the date of payment of such amount, but without interest.

(f)  Acquisition Date.  The term “Acquisition Date” shall have the meaning as provided in Section 9 herein.

(g)  Business Day.  The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of Maryland are required to close.

(h)  Common Dividend Threshold.  The term “Common Dividend Threshold” shall have the meaning as provided in Section 4 herein.

(i)  Common Stock.  The term “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

(j)  Conversion Amount.  The term “Conversion Amount” shall have the meaning as provided in Section 8 herein.

(k)  Conversion Date.  The term “Conversion Date” shall have the meaning as provided in Section 8 herein.

(l)  Conversion Notice.  The term “Conversion Notice” shall have the meaning as provided in Section 8 herein.

(m)  Conversion Right.  The term “Conversion Right” shall have the meaning as provided in Section 8 herein.

(n)  Coordinated Common Dividend. The term “Coordinated Common Dividend” shall have the meaning as provided in Section 4 herein.

(o)  Current Dividend.  The term “Current Dividend” shall have the meaning as provided in Section 4 herein.

(p)  Current Dividend Payment Date.  The term “Current Dividend Payment Date” shall have the meaning as provided in Section 4 herein.

(q)  Current Dividend Period.  The term “Current Dividend Period” shall mean the respective period commencing on and including the first day of each month and ending on and including the day preceding the first day of the next succeeding Current Dividend Period (other than the initial Current Dividend Period and the Current Dividend Period during which any shares of Series B Preferred Stock shall be redeemed or otherwise acquired by the Corporation).

(r)  Current Dividend Record Date.  The term “Current Dividend Record Date” shall have the meaning as provided in Section 4 herein.

(s)  Dividend Payment Date.  The term “Dividend Payment Date” shall mean and include (i) each Current Dividend Payment Date with respect to the Current Dividend and (ii) each Accrued Dividend Payment Date with respect to the Accrued Dividend.

(t)  Early Redemption Date.  The term “Early Redemption Date” shall have the meaning as provided in Section 6 herein.

(u)  Early Redemption Period.  The term “Early Redemption Period” shall mean any time on or after January 1, 2025.

(v)  Junior Stock.  The term “Junior Stock” shall have the meaning as provided in Section 3 herein.

(w)  Last Reported Sale Price.  The term “Last Reported Sale Price” as applicable to the Common Stock, at any time that the Common Stock is listed on a national securities exchange or an over-the-counter market as reported by OTC Markets Group, Inc., shall mean the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization.

(x)  Liquidation Preference.  The term “Liquidation Preference” shall mean (i) from the Acquisition Date of each share of Series B Preferred Stock until the third anniversary of such date, the dollar value of the Accrued Preference Value per share as of the date such Liquidation Preference is calculated and (ii) from and after the third anniversary of the Acquisition Date applicable to each share of Series B Preferred Stock, an amount equal to the greater of (A) the dollar value of the Accrued Preference Value per share as of the date such Liquidation Preference is calculated or (B) an amount equal to the dollar value of the amount of Common Stock the holder of each such share of Series B Preferred Stock would be entitled to receive pursuant to the terms of Section 9(b) hereof, assuming that such holder had requested a conversion to Common Stock as of the effective date of any liquidation, and ignoring (but solely for purposes of calculating such value) the subordinated priority of payments to any holder of such Common Stock prescribed by Section 5 hereof in the event of such a liquidation.

(y)  Parity Stock.  The term “Parity Stock” shall have the meaning as provided in Section 3 herein.

(z)  Senior Stock.  The term “Senior Stock” shall have the meaning as provided in Section 3 herein.

(aa)  Series B Preferred Stock.  The term “Series B Preferred Stock” shall have the meaning as provided in Section 1 herein.

(bb)  Special Redemption Event.  The term “Special Redemption Event” shall mean the date upon which the shares of Common Stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.

(cc)  Stated Value.  The term “Stated Value” shall be $25.00 per share.

(3)  Ranking.  The Series B Preferred Stock shall, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank:  (a), except as set forth in these terms of the Series B Preferred Stock, senior to all classes or series of Common Stock and to any other class or series of stock of the Corporation issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (together with the Common Stock, the “Junior Stock”); (b), except as set forth in these terms of the Series B Preferred Stock, on a parity with the Series A Preferred Stock and any class or series of stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series B Preferred Stock with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation for which the terms of such stock expressly provide that it ranks senior to the Series B Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Senior Stock”).

(4)  Dividends.

(a)  Subject to the preferential rights of the holders of Senior Stock to the Series B Preferred Stock as to dividends, holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 12.0% per annum of $25.00 per share, of which 3% is intended to be paid on the applicable Current Dividend Payment Date (the “Current Dividend,” equivalent to a fixed annual rate of $0.75 per share), and 9% shall accrue (the “Accrued Dividend,” equivalent to a fixed annual rate of $2.25 per share) until the first date after December 31, 2022 on which the holders of Common Stock have received aggregate distributions equal to 10% per annum on the $7.38 per share NAV of the Common Stock as of December 31, 2022 (the “Common Dividend Threshold”), and after the Common Dividend Threshold has been met the Accrued Dividend shall be payable from time to time, at the same time and in the same amounts per share with distributions paid to the holders of Common Stock (with each such subsequent distribution that is made to holders of Common Stock after the Common Dividend Threshold has been met being referred to herein as a “Coordinated Common Dividend”).  The Current Dividends on each share of Series B Preferred Stock shall accrue and be cumulative from the first date on which such share of Series B Preferred Stock is issued or the end of the most recent Current Dividend Period for which dividends on the Series B Preferred Stock (including such share) have been aggregated and paid in full, and the Accrued Dividend on each share of Series B Preferred Stock shall accrue and be cumulative from the first date on which such share of Series B Preferred Stock is issued or the end of the most recent Accrued Dividend Period for which dividends on the Series B Preferred Stock (including such share) have been aggregated and paid in full.  Current Dividends shall be payable quarterly in arrears on or before the fifteenth day of the month following the last day of the applicable quarter, or, if not a Business Day, the next succeeding Business Day (each, a “Current Dividend Payment Date”).  Current Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be the 15th day of each calendar month, or such other date or dates designated by the Board of Directors (each, a “Current Dividend Record Date”).  Accrued Dividends shall be payable quarterly in arrears on the same date as a related Coordinated Common Dividend is paid to the holders of Common Stock (each, an “Accrued Dividend Payment Date”).  Accrued Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be the same record date as the record date established by the Board of Directors for the Coordinated Common Dividend related to each such Accrued Dividend payment, or such other date or dates designated by the Board of Directors (each, an “Accrued Dividend Record Date”).

(b)  No dividends on the Series B Preferred Stock shall be authorized by the Board of Directors or declared and paid or declared and set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)  Notwithstanding the foregoing Section 4(b), dividends on the Series B Preferred Stock shall accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board of Directors or declared by the Corporation.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.  When the Current Dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the dividends on shares of any class or series of Parity Stock, all Current Dividends declared upon the Series B Preferred Stock and the dividends on any class or series of Parity Stock shall be declared pro rata so that the amount of Current Dividends declared per share of Series B Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that accumulated Current Dividends per share on the Series B Preferred Stock and the accumulated dividends on such class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.

(d)  Except as provided in the immediately preceding paragraph, unless full cumulative Current Dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment (for purposes of these terms of the Series B Preferred Stock, “set apart for payment” shall mean the Corporation has determined it has sufficient cash available to pay such declared dividends) for all past Current Dividend Periods that have ended, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid Current Dividend due with respect to such shares which remains payable and pro rata, to the extent then payable, against the earliest accrued but unpaid Accrued Dividends then due with respect to such shares which have become and remain payable. Accrued but unpaid dividends on the Series B Preferred Stock shall accrue as of the applicable Dividend Payment Date on which they first become payable.

(5)  Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series B Preferred Stock with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a liquidation preference equal to the Liquidation Preference per share for the Series B Preferred Stock, before any distribution of assets is made to holders of Junior Stock.  If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series B Preferred Stock and the liquidation preference on the shares of any class or series of Parity Stock, all assets distributed to the holders of the Series B Preferred Stock and any class or series of Parity Stock shall be distributed pro rata so that the amount of assets distributed per share of Series B Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series B Preferred Stock and such class or series of Parity Stock bear to each other. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.  The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series B Preferred Stock.

(6)  Optional Redemption.

(a)  The Corporation may, at its option during the Early Redemption Period applicable to each share of Series B Preferred Stock, redeem any shares of Series B Preferred Stock to which such Early Redemption Period applies, in whole or from time to time in part, for cash at a redemption price per share equal to the Accrued Preference Value on the redemption date selected by the Corporation for such purpose (the “Early Redemption Date”). Notwithstanding the foregoing, in the event of a redemption of shares of Series B Preferred Stock (i) after a Current Dividend Record Date and on or prior to the related Current Dividend Payment Date, the dividend payable on such Current Dividend Payment Date in respect of such shares called for redemption shall be payable on such Current Dividend Payment Date to the holders of record at the close of business on such Current Dividend Record Date and shall not be payable as part of the redemption price for such shares, and (ii) after an Accrued Dividend Record Date and on or prior to the related Accrued Dividend Payment Date, the dividend payable on such Accrued Dividend Payment Date in respect of such shares called for redemption shall be payable on such Accrued Dividend Payment Date to the holders of record at the close of business on such Accrued Dividend Record Date and shall not be payable as part of the redemption price for such shares. For the avoidance of doubt, the provisions of this Section 6 shall in no way modify or limit the terms of any purchase of shares of Series B Preferred Stock pursuant to the Corporation’s Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes.

(b)  The Early Redemption Date shall be selected by the Corporation and shall be not less than 15 nor more than 60 days after the date on which the Corporation sends notice of the redemption. Such notice shall be sent by first class mail, postage pre-paid, to each record holder of the Series B Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the redemption price payable on the redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the redemption price or payable on the next applicable Current Dividend Payment Date or Accrued Dividend Payment Date to the record holder at the close of business on the relevant Current Dividend Record Date or Accrued Dividend Record Date as described above; and (iii) that dividends on the shares to be redeemed shall cease to accrue on such redemption date. If less than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given.

(c)  If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Corporation shall redeem those shares pro rata unless the Board of Directors elects to provide the holders of such shares a “first come, first served” redemption option.

(d)  If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then, from and after the Early Redemption Date selected for such redemption, all dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series B Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(e)  Unless full cumulative Current Dividends on the Series B Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series B Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock).

(7)  Redemption Upon Special Redemption Event.

(a)  In connection with a Special Redemption Event, the Corporation may, at its option, elect to redeem the outstanding shares of Series B Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share equal to the Accrued Preference Value as of the redemption date, in accordance with the procedures set forth in Section 6(b) through Section 6(e) above.  For the avoidance of doubt, the provisions of this Section 7 shall in no way modify or limit the terms of any purchase of shares of Series B Preferred Stock pursuant to the Corporation’s Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes.

(b)  If the funds necessary for the redemption of Series B Preferred Stock pursuant to this Section 7 have been set apart by the Corporation for the benefit of the holders of any shares of Series B Preferred Stock to be redeemed, then, from and after the redemption date, all dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series B Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon.  No further action on the part of the holders of such shares shall be required. Notwithstanding anything to the contrary set forth above, (i) in the event of a redemption of shares of Series B Preferred Stock pursuant to this Section 7 after a Current Dividend Record Date and on or prior to the related Current Dividend Payment Date, the dividend payable on such Current Dividend Payment Date in respect of such shares to be redeemed shall be payable on such Current Dividend Payment Date to the holders of record at the close of business on such Current Dividend Record Date and shall not be payable as part of the redemption price for such shares and (ii) in the event of a redemption of shares of Series B Preferred Stock pursuant to this Section 7 after an Accrued Dividend Record Date and on or prior to the related Accrued Dividend Payment Date, the dividend payable on such Accrued Dividend Payment Date in respect of such shares to be redeemed shall be payable on such Accrued Dividend Payment Date to the holders of record at the close of business on such Accrued Dividend Record Date and shall not be payable as part of the redemption price for such shares.

(8) Conversion.

(a)  Subject to and upon receipt of a notice of redemption from the Corporation that it intends to redeem shares of the Series B Preferred Stock pursuant to Section 6 or Section 7, a holder of any share or shares of Series B Preferred Stock to be redeemed shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series B Preferred Stock (the “Conversion Right”), subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock as follows:  each holder of Series B Preferred Stock shall be entitled to elect to receive in lieu of the Accrued Preference Value applicable to such shares (the “Conversion Amount”), the number of shares of Common Stock equal to the Conversion Amount divided by (i) the lower of $10.25 per share of Common Stock or the Board’s most recent estimated net asset value per share of Common Stock, if the Common Stock is not then listed on a national securities exchange or an over-the-counter market as reported by OTC Markets Group, Inc. or another similar organization or (ii) if the Common Stock is then listed on a national securities exchange or an over-the-counter market as reported by OTC Markets Group, Inc. or another similar organization, the lower of $10.25 per share of Common Stock or the volume weighted average of the Last Reported Sale Price per share of Common Stock as reported on such market for the twenty (20) trading days prior to the Conversion Date (as defined below). Such holder shall surrender to the Corporation such shares of Series B Preferred Stock to be converted in accordance with the provisions in paragraph (b) of this Section 8.

(b) (i)  To exercise the Conversion Right as set forth in Section 8(a), a holder of the Series B Preferred Stock must provide to the Corporation at its principal office or at the office of the transfer agent of the Corporation, as may be designated by the Board of Directors, a written notice stating that the holder of Series B Preferred Stock elects to convert all or a specified whole number of those shares in accordance with this Section 8(b) and specifying the name or names in which the holder wishes the shares of Common Stock to be issued (“Conversion Notice”).  Such Conversion Notice must be received by the Corporation no later than one Business Day prior to the applicable Early Redemption Date to be effective.  In case the notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the holder of Series B Preferred Stock, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the shares of Series B Preferred Stock.

(ii)  As promptly as practicable after the receipt of the Conversion Notice in accordance with Section 8(b)(i) and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order, (a) confirmation of the issuance of the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series B Preferred Stock being converted, or the holder’s transferee, shall be entitled and (b) cash in lieu of any fractional interest in respect of a share of Common Stock arising upon such conversion.

(iii)  Each conversion shall be deemed to have been made at the close of business on the date of giving the Conversion Notice in accordance with Section 8(b)(i) regarding the shares of the Series B Preferred Stock to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series B Preferred Stock being converted shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate, and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(9)  Additional Repurchase and Conversion Rights.

(a)  Upon the written request of a holder of shares of Series B Preferred Stock, the Corporation may, at the sole discretion of the Board of Directors, repurchase the Series B Preferred Shares held by such stockholder for cash as follows:

(i)  Beginning on the day on which the Corporation issues each share of Series B Preferred Stock to the initial holder of such share (the “Acquisition Date”) and until the third anniversary of the Acquisition Date, no repurchase requests will be considered by the Corporation; from and after the third anniversary of the Acquisition Date and continuing for a one-year period, the purchase price for any shares repurchased pursuant to this Section 9(i) will be equal to 97% of the Accrued Preference Value for the Series B Preferred Stock; and

(ii)  Beginning on the fourth anniversary of the Acquisition Date and thereafter, the purchase price for any shares repurchased pursuant to this Section 9(ii) will be equal to 100% of the Accrued Preference Value for the Series B Preferred Stock.

(b)  Further, a holder of Series B Preferred Stock (i) may request that any repurchase approved by the Board of Directors be funded with shares of Common Stock pursuant to the terms of the Conversion Right and (ii) also shall have the right to require that its shares of Series B Preferred Stock be exchanged for Common Stock, in accordance with the timing and valuation criteria set forth in paragraph (a) of this Section 9, in the event that the Board of Directors declines such a request for cash redemption.  That is, if pursuant to either clause (i) or clause (ii) of the preceding sentence, the holder requests repurchase (or a required conversion), such repurchase (or required conversion) may be paid at the holder’s request (in the case of clause (i)) or shall be paid (in the case of clause (ii)), in shares of Common Stock valued for such purpose (A) at the lower of a price of $10.25 per share or at the Board’s most recent estimated net asset value per share of Common Stock, if the Common Stock is not then listed on a national securities exchange or an over-the-counter market as reported by OTC Markets Group, Inc. or another similar organization, or (B) if the Common Stock is then listed on a national securities exchange or an over-the-counter market as reported by OTC Markets Group, Inc. or another similar organization, the lower of $10.25 per share of Common Stock or the volume weighted average of the Last Reported Sale Price per share of Common Stock as reported on such market for the twenty (20) trading days prior to the repurchase date in either such case subject to availability of an exemption from registration under the Securities Act of 1933, as amended, or an effective registration statement.

(c)  If at the time a holder requests repurchase pursuant to Section 9(a) the Common Stock is listed on a national securities exchange or an over-the-counter market as reported by OTC Markets Group, Inc. or another similar organization, the Corporation may, in its sole discretion, elect to pay such repurchase (i) in cash pursuant to Section 9(a)(i)-(ii) (but subject to a holder’s right to request a repurchase funded with Common Stock pursuant to Section 9(b)(i)) or (ii) in shares of Common Stock based on the lower of $10.25 per share of Common Stock or the volume weighted average of the Last Reported Sale Price per share of Common Stock as reported on such market for the twenty (20) trading days prior to the close of business on the date of receipt by the Corporation of the repurchase request, with the payment of Common Stock in consideration for such repurchase to be completed in accordance with the procedures set forth in Section 8(b) above.  For the avoidance of doubt, this Section 9(c) shall in no way limit the right of a holder of Series B Preferred Stock to require the Corporation to exchange such holder’s shares of Series B Preferred Stock for shares of Common Stock in accordance with Section 9(b)(ii) in the event that the Board of Directors declines such holder’s request for cash redemption of shares of Series B Preferred Stock.

(10) Voting Rights.

(a)  Holders of Series B Preferred Stock will not have any voting rights, except as set forth in this Section 10.

(b)  So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock:  (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of Shares (other than the shares of Series A Preferred Stock and any other class or series of stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series A Preferred Stock with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) expressly designated ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or reclassify any authorized shares of Shares into any such shares, or create, authorize or issue any obligations or security exchangeable or convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter (including these terms of the Series B Preferred Stock), whether by merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock  provided, however, that with respect to the occurrence of a merger, consolidation, transfer or conveyance of substantially all our assets, so long as (a) the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged (taking into account that the Corporation may not be the surviving entity), or (b) the holders of the Series B Preferred Stock receive equity securities with rights, preferences, privileges and voting powers substantially the same as those of the Series B Preferred Stock, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series B Preferred Stock.  The holders of Series B Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter the contract rights, as expressly set forth in the Charter, of only the Series B Preferred Stock.

(11)  Status of Redeemed Series B Preferred Stock.  All shares of Series B Preferred Stock redeemed or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Stock, without designation as to class or series.

(12)  Assignability.  The Corporation shall have the right, at any time, to assign the obligations of the Series B Preferred Stock to a separate corporation provided that such corporation becomes the successor in interest to the Corporation.